EXHIBIT 10.29
February 18, 2022

Bill Wheeler
C/O Athene Holding, Ltd.
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862

Dear Bill:

On behalf of Athene Holding Ltd. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company.
This letter agreement (“Agreement”) sets forth the terms agreed upon between the Company and you regarding your services to and positions with the Company from the date hereof through your eventual retirement from the Company and its affiliates.

Term and Duties: You will continue to serve as the President of the Company, under your current terms and conditions of employment, through March 31, 2022 (the “Transition Date”) on which date you will step down as President and will assume the role of Vice Chairman of the Company. Your initial term as Vice Chairman shall continue through March 31, 2024 (the “Initial Term”), with automatic renewals for additional one-year periods, unless either party provides written notice at least 90 days prior to the expiration of the Initial Term or any renewal term of such party’s desire to terminate your service as Vice Chairman. Notwithstanding the foregoing, either party may terminate your employment upon 90 days’ prior written notice and the Company may terminate your employment immediately upon a termination for cause. In the position of Vice Chairman, you shall have such duties and responsibilities as may be reasonably and lawfully requested by either the Board or the Chief Executive Officer of the Company from time to time, which shall include the duties and responsibilities separately provided to you on the date hereof. The parties expect that your duties hereunder generally shall require you to provide services at a level equal to or greater than 25% of the average level of services performed by you during your employment with the Company prior to the Transition Date and that you are not expected to incur a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, while serving as Vice Chairman.

Upon the expiration of your service as Vice Chairman, unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from any and all positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation: For service through the Transition Date, (i) your compensation and benefits arrangements will continue at the same level that they have been prior to the Transition Date, (ii) you shall remain eligible for an annual bonus with respect to the 2021 calendar year and payable no later than March 15, 2022, (iii) you shall receive a long-term incentive award granted in the first quarter of 2022, with a grant date fair value of $2,250,000 and granted in the same vehicles as granted to other similarly situated executive officers of the Company and (iv) you shall receive a one-time grant of restricted stock units having a value of $6,500,000, consistent with the terms of the letter describing such grant that you previously received from Apollo Global Management, Inc. While serving as Vice Chairman, (i) your annual base salary will be $100,000, (ii) your outstanding equity awards and ADIP grant will continue to vest in accordance with their terms and the underlying equity plans, (iii) you shall continue to participate in the Company’s benefit plans and programs, subject to the terms of such plans, (iv) you shall continue to receive administrative support, reimbursement for travel expenses and airline status, each in the ordinary course subject to Company policy, and (v) you shall remain eligible to receive severance benefits in accordance with the terms of the Company’s severance policy upon a qualifying separation, based on your base salary in effect at the time of your termination from the Company.

Other Board and Consulting Service. While serving as Vice Chairman, you shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, provide consulting services and to manage your personal and family investments, in each case, to the extent such activities are not competitive with the Company and are in accordance with the Company’s outside business interest policy and do not materially interfere with the performance of your duties and responsibilities hereunder.

Existing Employment Agreement. You and the Company agree that this Letter Agreement shall supersede your Employment and Confidentiality and Non-Compete Agreement, dated as of September 7, 2015, between you and the Company (the “Employment Agreement”), with the exception that you shall continue to be bound by the covenants set forth in Article VII of the Employment Agreement including, without limitation, the non-solicitation and confidentiality covenants set forth therein. In addition, you and the Company hereby acknowledge and agree that your assumption of the role of Vice Chairman on the

EXHIBIT 10.29
Transition Date does not entitle you to any severance benefits under the Company’s severance policy or constitute Good Reason for purposes of your outstanding equity award agreements. Notwithstanding anything in this Agreement or any other agreement with the Company to the contrary, you understand that neither this letter nor any other agreement prohibits or limits your ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

EXHIBIT 10.29

Athene Holding Ltd.

By: /s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

By: /s/ William J. Wheeler
William J. Wheeler
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